SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  March 29, 2017
Bankwell Financial Group, Inc.
 (Exact name of registrant as specified in its charter)

Connecticut	001-36448	20-8251355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Elm Street
New Canaan, Connecticut 06840
(Address and Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 29, 2017, Bankwell Financial Group, Inc. (the "Company", the holding company for Bankwell Bank (the "Bank") announced that its Board of Directors elected Gail E.D. Brathwaite to serve as a director of the Company and the Bank bringing the number of Directors to eleven.

Ms. Brathwaite was appointed to an open Director position at the Company and Bank on March 29, 2017. She joined the Company in April 2013 as Chief Operating Officer with over 30 years of experience in the areas of retail banking, mortgage banking operations, IT, human resources and M&A. She left the Company on December 11, 2015, while still performing consulting services. Ms. Brathwaite is President and Chief Executive Officer of G.E.D.B. Consulting, a consulting firm that she worked for from December 11, 2015 until present, and from May 2012 to March 2013. Previously, Ms. Brathwaite was the Executive Vice President and Chief Operating Officer of NewAlliance Bank from 2002 to 2011. Before joining NewAlliance, Ms. Brathwaite was SVP, Director of Branch Administration, Compliance and Loss Control at The Dime Savings Bank in New York. She received her Bachelor of Business Administration degree from Pace University. Ms. Brathwaite provides the Board with over 30 years of experience in executive and operating roles at the company and larger banking institutions.

There are no arrangements or understandings between Ms. Brathwaite and the Company or any other person, pursuant to which she was selected as a Director. Ms. Brathwaite is not a party to any related party transactions with the Company or the Bank that would be required to be disclosed under Regulation S-K, Item 404(a). There are no material plans, contracts or arrangements (whether or not written) to which Ms. Brathwaite is a party or in which she participates that were entered into, or material amendment made in connection with her election, nor were there any grants or awards to her or modifications thereto, under any such plans, contracts or arrangements in connection with her election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKWELL FINANCIAL GROUP, INC.
Registrant

April 4, 2017	By: /s/ Penko Ivanov
Penko Ivanov
Executive Vice President
and Chief Financial Officer